EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

February 22, 2011

USEC Reports $7.5 Million Net Income for 2010

•	Net income declines compared to 2009; net income of $9.0 million for 4th quarter
•	Cash flow from operations of $22.5 million exceeds guidance
•	American Centrifuge spending level in 2011 dependent on clear path to DOE loan guarantee commitment and timely closing

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income for 2010 of $7.5 million or 5 cents per diluted share (7 cents per basic share) compared to net income of $58.5 million or 37 cents per diluted share (53 cents per basic share) for 2009.  For the fourth quarter ended December 31, 2010, USEC earned $9 million or 5 cents per diluted share (8 cents per basic share) compared to $49.5 million or 31 cents per diluted share (44 cents per basic share) for the same quarter of 2009. The financial results in the full year and fourth quarter of 2009 reflected the receipt of approximately $70 million (pretax) related to a trade case settlement with Eurodif S.A. and its affiliates.

Gross profit declined due to lower volume of separative work units (SWU) sold, higher unit costs for SWU and uranium, and lower average uranium selling price. These declines were partially offset by higher average SWU selling prices and increased revenue recognition of uranium sold in prior periods.  A 3 percent increase in the average price of SWU billed to customers was more than offset by higher electricity costs on a per SWU basis and higher purchase costs from Russia, squeezing gross profit margins. In addition, USEC ended the year with a cash balance of $151.0 million.

USEC is offering limited guidance for financial results in 2011. We expect revenue to total $1.7 billion as SWU sales volume is anticipated to decline 10 percent compared to 2010 and we expect a significant decline in revenue in our contract services segment as a result of the transition to a new decontamination and decommissioning contractor at the Portsmouth site. Higher cost of sales from prior periods imbedded in our SWU inventory will continue to compress gross profit margins to an expected range of 4 to 5 percent.  Because our level of spending on the American Centrifuge project continues to be uncertain, we are not offering earnings or cash flow from operations guidance at this time, but we expect to report a net loss for the year. More details on our guidance can be found on page 4 of this news release.

 “Efforts taken during 2010 to increase sales and reduce costs resulted in a modest profit,” said John K. Welch, USEC president and chief executive officer. “We improved the gross profit margin from our initial guidance, made additional sales to our customers and adjusted delivery dates for some SWU orders already under contract.

“In addition, we had outstanding performance at the Paducah Gaseous Diffusion Plant. Employees worked to improve electric power utilization, a key measure of production efficiency, by 2 percent over 2009’s outstanding performance. Paducah also worked to keep the average number of production cells on line at its highest level in 30 years,” he said.

Revenue

Revenue for the fourth quarter was $666.4 million, an increase of 43 percent compared to the same quarter of 2009. Revenue from the sale of SWU for the quarter was $519.6 million compared to $380.8 million in the same period of the prior year. Revenue from the sale of uranium was $71.6 million, an increase of $41.1 million from the same quarter last year. Revenue from our contract services segment was $75.2 million compared to $56.3 million in the fourth quarter last year.

For the full year, revenue was $2.04 billion, nearly unchanged from 2009. SWU volume declined 10 percent year over year due to the timing and mix of customers refueling reactors in 2010. The average SWU prices billed to customers increased 3 percent compared to 2009, reflecting the general trend of higher prices under contracts signed in recent years. The volume of uranium sold increased by 47 percent and the average price billed to customers decreased 11 percent. Revenue from the contract services segment was $277.9 million, a 33 percent increase year over year due primarily to an acceleration of clean-up activities at the former Portsmouth Gaseous Diffusion Plant.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.  At December 31, 2010, deferred revenue totaled $176.1 million, compared to $301.9 million at December 31, 2009. The gross profit associated with deferred revenue as of December 31, 2010, was $23.2 million.

A majority of reactors served by USEC are refueled on an 12-to-24-month cycle, and this can lead to significant quarterly and annual swings in SWU sales volume that reflects the mix of  refueling cycles.  Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for 2010 for SWU and uranium was $1.62 billion, a decrease of $17.1 million compared to 2009. The 1 percent change is a result of the decline in SWU sold, partially offset by higher uranium volume sold and higher unit costs. Production costs declined $13.4 million or 2 percent in 2010 compared to 2009. This was primarily a result of a 4 percent reduction in overall production volume partially offset by a 2 percent increase in unit production costs. We purchased 6 percent fewer megawatt hours but the average cost per megawatt hour increased 4 percent due to higher fuel cost adjustments charged by the Tennessee Valley Authority (TVA). Purchase costs for the SWU component of LEU under the Russian Contract increased $49.6 million in 2010 compared to 2009 due to an 8 percent increase in the purchase cost per SWU. Purchase prices paid under the Russian Contract are set by a pricing formula that includes market-based price points and have increased as market prices have increased in recent years.

Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. Cost of sales per SWU in 2010 was negatively impacted by higher purchase costs under the Russian Contract, higher production costs and the carry-forward effect of high costs in prior periods.  In the contract services segment, cost of sales was $253.8 million in 2010, an increase of $62.0 million or 32 percent, in line with the additional work performed in 2010.

The gross profit for 2010 was $158.4 million, a decrease of $46.3 million or 23 percent over the previous year. The gross profit margin for the year was 7.8 percent compared to 10.1 percent in 2009.  The lower gross profit margin reflects lower margins in the LEU segment while the profitability of the contract services segment improved $6.8 million, primarily due to additional cold shutdown services performed at the Portsmouth site and contract fee recognition on certain contracts.

The gross profit margin in the fourth quarter of 2010 was 7.4 percent compared to 9.8 percent in the same quarter of 2009, due primarily to higher costs rolling through cost of sales from inventory in 2010 that offset higher prices invoiced to customers. USEC’s initial guidance for 2010 was for a gross profit margin in the range of 5 to 6 percent, which was later adjusted to approximately 7 percent.

Selling, general and administrative expenses in 2010 were $58.9 million, nearly unchanged compared to 2009.  Salaries, other cash-based compensation and employee benefits increased $4.2 million in 2010 and stock-based compensation expense increased $0.4 million compared to 2009. Consulting expenses decreased $4.0 million, as did other SG&A categories such as corporate facility related costs.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $29.9 million in the fourth quarter and $110.2 million for the full year of 2010, an increase of $5.3 million quarter over quarter and a decrease of $8.2 million compared to the full year of 2009.  The lower year over year expense reflects the demobilization of the project in the second half of 2009. Advanced technology costs include expenses of $2.4 million in 2010 by NAC to develop and expand its MAGNASTOR™ technology and its transportation counterpart, MAGNATRAN™.

During 2010 we worked under a cooperative agreement entered into with DOE in March 2010 to provide for pro-rata cost sharing support for continued funding of American Centrifuge activities with a total cost of $90 million. In 2010, USEC made qualifying American Centrifuge expenditures of $88.8 million, and DOE’s pro-rata share of 50 percent, or $44.4 million, is recognized as other income. The program was completed in January 2011 when USEC made the remaining expenditures.

Cash Flow

At December 31, 2010, USEC had a cash balance of $151.0 million compared to $131.3 million at December 31, 2009. Cash flow from operations in 2010 was $22.5 million, compared to cash flow from operations of $443.4 million in the previous year. An increase in accounts receivable of $117.2 million in 2010 following strong sales in the fourth quarter of 2010 and decreased deferred profits relating to uranium and LEU that were previously sold but not shipped until 2010, was a timing-related use of cash flow.  Capital expenditures, primarily related to construction of the American Centrifuge Plant, totaled $162.2 million during 2010 compared to $441.3 million in 2009.

Transition of Contract Services Segment

In recent years a substantial portion of our contract services revenue has been related to cold shutdown work at the Portsmouth site. During 2010, we prepared leased facilities at the former Portsmouth GDP for accelerated turnover to DOE for decontamination and decommissioning (D&D). DOE awarded the D&D contract to a new contractor and USEC de-leased several large facilities on September 30, 2010, including three production buildings with approximately 75 acres under roof. We salvaged equipment and supplies that may be used at our Paducah plant. We will continue work at the site through March 2011 under a DOE contract but we anticipate transitioning the majority of our employees at the site to the D&D contractor.

The end of the cold shutdown contract could result in USEC incurring employee related severance costs. Our requirement to pay severance is the result of obligations to our employees under our Collective Bargaining Agreements and USEC’s severance policy. Our severance liability could be up to approximately $25 million, with DOE owing a portion of this amount, estimated at $18.5 million. We are currently in discussions with DOE and the D&D contractor concerning strategies to avoid or lessen the potential severance liability for employees who may receive offers of employment from the new D&D contractor. As of December 31, 2010, no amounts have been recorded on our consolidated financial statements.

The potential cessation of our U.S. government contract activities in Portsmouth will also trigger closing adjustments to our pension and post-retirement benefit. As a result, certain costs may be accelerated and we believe a portion of such costs would be recoverable from DOE under our contract and applicable cost accounting standards. Closing adjustments from our pension plan could be up to approximately $32 million and for our post-retirement benefit plan up to approximately $15 million, before cost recoveries from DOE. We are currently in discussions with DOE and the D&D contractor concerning strategies to avoid or lessen these potential closing adjustments from our pension and post-retirement benefit plans.

2011 Outlook

We expect total revenue for 2011 to be approximately $1.7 billion as revenue in both business segments declines over 2010. Revenue from SWU sales is expected to be approximately $1.4 billion or about $100 million less than 2010.  This assumes a 10 percent reduction in SWU sales volume and an average price billed to customers that increases by approximately 3 percent. Revenue from the sale of uranium is expected to be approximately $150 million or about $85 million less than 2010. Uranium revenue is expected to reflect 15 percent higher prices but a 45 percent decline in uranium volume due to liquidation of inventory in 2010 and a decline in deferred revenue for uranium delivered in prior periods.

After a one-year accelerated cleanup contract at the former Portsmouth GDP, the contract services segment is expected to see a significant decrease in revenue to approximately $150 million largely due to the transition of the clean-up project to the recipient of a decontamination and decommissioning contract.  Most of the employees performing the contract services work at the Portsmouth site are expected to be hired by the D&D contractor, and the related costs for our work at the site will decline proportionately.

On the cost side of the LEU segment, electric power is expected to remain about 70 percent of the cost of SWU production, our largest production cost component. We expect to buy less electricity in 2011 as our non-summer power purchases under our contract with TVA were reduced by 350 megawatts to 1650 megawatts beginning September 1, 2010. We pay TVA a fixed base price plus an adjustment to reflect the cost of fuel or purchased power above the cost assumed in the base price. This fuel cost adjustment increased our costs above the base price by 10 percent in 2010 compared to 6 percent in 2009 as commodity prices for coal remained strong and availability of lower cost hydropower within the TVA system was below average in 2010 due to weather conditions. We produce approximately half of our SWU supply and purchase half from Russia under the Megatons to Megawatts program. The purchase price in 2011 is 3 percent higher than in 2010. In 2010, the purchase price was 8 percent higher than in 2009.

Our cost of sales continues to reflect higher production and purchase costs rolling through our inventory from previous periods, and these costs are increasing at a higher rate than our average price billed to customers. Thus, the expected increase in the cost of sales is greater than the 3 percent increase in average SWU prices billed to customers. We expect our gross profit margin in 2011 to be 4 to 5 percent, compared to 7.8 percent in 2010. Looking beyond 2011, we expect improvement in prices billed to customers in future years to begin to reverse this trend and any future production from the ACP will lower our cost of production. In the nearer term, however, production costs will be subject to continued volatility in the fuel cost adjustment. We continue to evaluate our TVA load profile and production requirements through the end of our current power contract with a goal of optimizing power purchases and decreasing our exposure to TVA fuel cost volatility. In addition, we are negotiating with TVA and other suppliers regarding the purchase price for power after the expiration of our current power contract in May 2012.

Based on our gross profit margin guidance, we expect gross profit in 2011 in a range of $70 to $80 million. Below the gross profit line, we anticipate our selling, general and administrative expense to be approximately $60 million. The amount of spending related to the American Centrifuge will be a function of our progress toward a conditional commitment and timely financial closing on a DOE loan guarantee and related funding, and is also restricted by the covenants in our revolving credit facility. We expect total spending, both capitalized and expensed, to be approximately $50 million in the first quarter of 2011.

We expect to evaluate our spending plan on the American Centrifuge project regularly in 2011 and we will not continue spending on the project without a clear path to a DOE loan guarantee commitment. We are not offering annual guidance for spending on the American Centrifuge project at this time because the level of project spending continues to be uncertain. Project spending will have a significant effect on net income and cash flow, and therefore USEC is not providing guidance on net income or cash flow at this time. However, taking into account our anticipated ACP spending of $50 million in the first quarter and our anticipated gross profit margin, we do expect to report a net loss for 2011. We also expect our current enrichment operations will generate cash in 2011, but ACP spending and potential payments related to the transition to the D&D contractor of our contract services work for DOE will reduce our cash flow from operations.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect our results are:

•	Changes to the electric power fuel cost adjustment or changes to our power purchases from our current projection;

•	Recognition of potential severance costs, pension and post-retirement benefit costs and Portsmouth site costs related to the transition to the D&D contractor of our contract services work for DOE;

•	The timing of recognition of previously deferred revenue, particularly related to the sale of uranium;

•	Movement and timing of customer orders;

•	Changes to SWU and uranium price indicators, and changes in inflation that can affect the price of SWU billed to customers; and

•	Additional uranium sales made possible by underfeeding the production process at the Paducah GDP.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including risks related to performance, cost, schedule and financing; our success in obtaining a loan guarantee from DOE for the American Centrifuge Plant, including our ability to address the technical and financial concerns raised by DOE and the timing of any loan guarantee; our ability to reach agreement with DOE on acceptable terms of a conditional commitment, including credit subsidy cost, and our ability to meet any required conditions to funding; our ability to obtain additional financing beyond the $2 billion of DOE loan guarantee funding for which we have applied, including our success in obtaining Japanese export credit agency financing of up to $1 billion; the impact of the demobilization of the American Centrifuge project and uncertainty regarding our ability to remobilize the project and the potential for termination of the project; restrictions in our credit facility that may impact our operating and financial flexibility and spending on the American Centrifuge project; risks related to the completion of the remaining two phases of the three-phased strategic investment by Toshiba Corporation and Babcock & Wilcox Investment Company, including our ability to satisfy the significant closing conditions in the securities purchase agreement governing the transactions and the impact of a failure to consummate the transactions on our business and prospects; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; the economics of extended Paducah plant operations, including our ability to negotiate an acceptable power arrangement and our ability to obtain a contract to enrich DOE’s depleted uranium; our dependence on deliveries of LEU from Russia under the Russian Contract and on a single production facility; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government including uncertainty regarding the impacts on our business of the transition of government services performed by us at the former Portsmouth gaseous diffusion plant to the new decontamination and decommissioning contractor; limitations on our ability to compete for potential contracts with the U.S. government; changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.usec.com. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts:

Investors:                      Steven Wingfield (301) 564-3354
Media:                                Paul Jacobson (301) 564-3399

USEC Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Revenue:
Separative work units	$519.6	$380.8	$1,521.4	$1,647.0
Uranium	71.6	30.5	236.1	180.7
Contract services	75.2	56.3	277.9	209.1
Total revenue	666.4	467.6	2,035.4	2,036.8
Cost of sales:
Separative work units and uranium	546.0	372.2	1,623.2	1,640.3
Contract services	70.8	49.5	253.8	191.8
Total cost of sales	616.8	421.7	1,877.0	1,832.1
Gross profit	49.6	45.9	158.4	204.7
Special Charges	-	1.6	-	4.1
Advanced technology costs	29.9	24.6	110.2	118.4
Selling, general and administrative	15.5	13.7	58.9	58.8
Other (income)	(12.0)	(70.7)	(44.4)	(70.7)
Operating income	16.2	76.7	33.7	94.1
Preferred stock issuance	1.8	-	6.6	-
Interest expense	0.2	0.2	0.6	1.2
Interest (income)	-	(0.1)	(0.4)	(1.3)
Income before income taxes	14.2	76.6	26.9	94.2
Provision for income taxes	5.2	27.1	19.4	35.7
Net income	$9.0	$49.5	$7.5	$58.5

Net income per share – basic	$.08	$.44	$.07	$.53
Net income per share – diluted	$.05	$.31	$.05	$.37
Weighted average number of shares outstanding:
Basic	113.2	111.8	112.8	111.4
Diluted	177.6	160.5	166.6	160.2

USEC Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(millions, except share and per share data)
	December 31,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$151.0	$131.3
Accounts receivable, net	308.6	191.4
Inventories:
Separative work units	947.4	805.1
Uranium	562.5	482.1
Materials and supplies	12.6	14.0
Total Inventories	1,522.5	1,301.2
Deferred income taxes	47.5	48.6
Deferred costs associated with deferred revenue	152.9	244.4
Other current assets	71.6	52.7
Total Current Assets	2,254.1	1,969.6
Property, Plant and Equipment, net	1,231.4	1,115.1
Other Long-Term Assets
Deferred income taxes	204.5	270.3
Deposit for surety bonds	140.8	158.3
Deferred financing costs, net	10.6	12.0
Goodwill	6.8	6.8
Total Other Long-Term Assets	362.7	447.4
Total Assets	$3,848.2	$3,532.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$172.4	$153.4
Payables under Russian Contract	201.2	134.8
Inventories owed to customers and suppliers	715.8	469.4
Deferred revenue and advances from customers	179.1	325.0
Total Current Liabilities	1,268.5	1,082.6
Long-Term Debt	660.0	575.0
Convertible Preferred Stock	78.2	-
Other Long-Term Liabilities
Depleted uranium disposition	125.4	155.6
Postretirement health and life benefit obligations	178.7	168.9
Pension benefit liabilities	145.4	176.6
Other liabilities	78.2	97.8
Total Other Long-Term Liabilities	527.7	598.9
Stockholders’ Equity
Preferred stock, par value $1.00 per share, 25,000,000 shares
authorized, no shares recorded as Stockholders' Equity	-	-
Common stock, par value $.10 per share, 250,000,000 shares
authorized, 123,320,000 shares issued	12.3	12.3
Excess of capital over par value	1,172.8	1,179.6
Retained earnings	329.9	322.4
Treasury stock, 8,090,000 and 9,926,000 shares	(57.1)	(71.3)
Accumulated other comprehensive loss, net of tax	(144.1)	(167.4)
Total Stockholders’ Equity	1,313.8	1,275.6
Total Liabilities and Stockholders’ Equity	$3,848.2	$3,532.1

USEC Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Years Ended December 31,
	2010	2009	2008
Cash Flows From Operating Activities
Net income	$7.5	$58.5	$48.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	43.3	31.9	34.2
Deferred income taxes	44.3	(1.6)	3.1
Other non-cash income on release of disposal obligation	(44.4)	-	-
Preferred stock issuance costs and capitalized paid-in-kind dividends	8.5	-	-
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(117.2)	(37.3)	98.8
Inventories – net (increase) decrease	25.1	269.9	(270.6)
Payables under Russian Contract – increase (decrease)	66.4	13.3	9.3
Deferred revenue, net of deferred costs – increase (decrease)	(10.6)	(3.9)	24.5
Accrued depleted uranium disposition – increase (decrease)	(30.2)	36.1	21.2
Accounts payable and other liabilities – increase (decrease)	23.5	44.6	(31.2)
Other, net	6.3	31.9	(42.9)
Net Cash Provided by (Used in) Operating Activities	22.5	443.4	(104.9)

Cash Flows Used in Investing Activities
Capital expenditures	(162.2)	(441.3)	(441.9)
Deposits for surety bonds, net (increase) decrease	17.6	(22.5)	(35.3)
Net Cash (Used in) Investing Activities	(144.6)	(463.8)	(477.2)

Cash Flows Provided by (Used in) Financing Activities
Borrowings under credit facility	38.7	196.6	48.3
Repayments under credit facility	(38.7)	(196.6)	(48.3)
Proceeds from credit facility term loan	85.0	-	-
Proceeds from issuance of convertible preferred stock and warrants	75.0	-	-
Repayment and repurchases of senior notes	-	(95.7)	(54.3)
Payments for deferred financing costs and preferred stock issuance costs	(16.4)	(0.7)	(1.3)
Common stock issued (purchased), net	(1.8)	(0.4)	0.1
Net Cash Provided by (Used in) Financing Activities	141.8	(96.8)	(55.5)
Net Increase (Decrease)	19.7	(117.2)	(637.6)
Cash and Cash Equivalents at Beginning of Period	131.3	248.5	886.1
Cash and Cash Equivalents at End of Period	$151.0	$131.3	$248.5

Supplemental Cash Flow Information
Interest paid, net of capitalized interest	$-	$0.7	$15.9
Income taxes paid, net of refunds	3.2	4.5	50.0